PACIFIC BASIN DEVELOPMENT CORP.

                           AGREEMENT AMONG MANAGEMENT


     This agreement made the 1st day of August, 1996, by and between Pacific Basin Development Corp., a New York corporation located at 142 West Broadway, Council Bluffs, Iowa 51503 (the "Company") and Michael Abboud, President of the Company and Elizabeth Kish, Secretary of the Company and Todd Abboud, Treasurer of the Company, all of whom together comprise the management of the Company (the "Management") (the "Agreement"); and

     WHEREAS, Michael Abboud is the President of the Company; and

     WHEREAS, Elizabeth Kish is the Secretary of the Company; and

     WHEREAS, Todd Abboud is the Treasurer of the Company; and

     WHEREAS, the Company is located at 142 West Broadway, Council Bluffs, Iowa 51503; and

     WHEREAS, there are no other members of the Company's Management; and

     WHEREAS, the Company is a "blank check" company, actively searching for a merger candidate (a "Target Company") with which to form a business combination ("Business Combination"); and

     WHEREAS, the Company intends to offer 550,000 Shares of Common Stock, $.001 par value (the "Shares") (the "Offering") at a purchase price of $0.10 per Share;

     NOW, therefore, subject to the terms and conditions set forth herein and pursuant to the Offering, Management agrees to the following:

     AGREED, that the Company will not pay to any present officer, director, their affiliate or associate any portion of the proceeds from this offering, nor will the Company issue any securities as payment of any expenses, labor or services, commission, solicitation fees or finder's fees consultants fees or as payment of any kind (except as noted in its SB-2 Registration Statement for its initial public offering (the "Registration Statement) in connection with the finding of a business combination or for the sale of any shares offered in the Registration Statement. This includes the proceeds available upon their release from escrow pursuant to Rule 419; and it is further

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     AGREED, that no compensation will be paid or due or owing to any officer or director until after a business combination is consummated; and it is further

     AGREED, that present management of the Company will not make any loans of the $5,500 available from the deposited proceeds of the initial public offering, nor will management borrow funds and use either the Company's working capital or deposited funds as such; and it is further

     AGREED, that management will not actively negotiate or otherwise consent to the purchase of any portion of their common stock as a condition to or in connection with a proposed business combination unless such a purchase is requested by a target company as a condition to a merger or acquisition, and it is further

     AGREED, that the Company will not pay a finder's fee to any member of management for locating a merger or acquisition candidate, and that no member of management intends to or may seek and negotiate for the payment of finder's fees, and that in the event there is a finder's fee, it will be paid at the direction of the successor management after a change in management control resulting from a business combination.





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     IN  WITNESS  WHEREOF,  we have set our  hands  and seals on this 1st day of
August, 1996.


/S/  MICHAEL A. ABBOUD
    --------------------------------------
    Pacific Basin Development Corp.


By:  /S/  MICHAEL A. ABBOUD
    --------------------------------------
    Michael Abboud
    President


    /S/  MICHAEL A. ABBOUD
    --------------------------------------
    Michael Abboud
    President

    /S/  ELIZABETH KISH
    --------------------------------------
    Elizabeth Kish
    Secretary


    /S/  TODD ABBOUD
   ---------------------------------------
   Todd Abboud
   Treasurer